Exhibit 99.1

Simtek Creates Subsidiary to Launch Breakthrough Nonvolatile RAM Solutions

AgigA Tech to Focus on the Development and Commercialization of

High-Density NVRAM Products

COLORADO SPRINGS, CO., February 19, 2008 – Simtek Corporation (NASDAQ: SMTK), the inventor, pioneer, and world’s leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced the formation of AgigA Tech, Inc., a new subsidiary to focus on the development and commercialization of low-cost, ultra-high density, nonvolatile random access memory (NVRAM) solutions.

Ron Sartore will spearhead AgigA Tech and will serve as its president and on its board of directors.  Sartore previously founded and served as President and CEO of Anchor Chips, a leading provider of USB chips, later acquired by Cypress Semiconductor in May of 1999.

“AgigA Tech products will provide customers with nonvolatile RAM solutions approaching and ultimately exceeding a gigabit of nvRAM,” said Ron Sartore. “We believe this to be a breakthrough especially in terms of cost-per-megabit of nvRAM.  Targeted applications and markets for high-density nvRAM solutions are extremely large, and in high-growth emerging sectors, such as solid-state disks.  We have taken steps to protect the intellectual property related to this endeavor by filing several patents in the past year.”

“This subsidiary approach will serve as a vehicle to recruit, reward, and retain people with the skills and disciplines required for AgigA Tech’s unique product developments.  We expect to sample products in the fourth quarter of 2008, with production commencing in early 2009,” concluded Sartore.

“With the product focus of AgigA Tech, Simtek will extend its addressable market beyond what was previously attainable with its core nvSRAM product approach,” said Harold A. Blomquist, CEO of Simtek. “Ron’s well known successes building high-growth startup companies will continue to be a valuable asset as we pursue our growth objectives.  We believe structuring AgigA Tech this way will help focus on and accelerate future growth.”

Sartore will be joined on the AgigA Tech board of directors by Harold A. Blomquist, Simtek’s CEO, as chairman and Brian Alleman, Simtek’s CFO.  Sartore resigned from the Simtek board of directors effective February 13, 2008 to focus on AgigA Tech.

About Simtek Corporation

Simtek Corporation designs and markets "NV + fast SRAM" nonvolatile semiconductor memory products for use in a variety of systems including RAID servers, storage arrays, GPS navigational systems, industrial controllers, robotics, copiers, avionics, metering, consumer, UPS, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section

27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

For further information, please contact:

Simtek Investor Relations Contact

MKR Group, Inc.

Todd Kehrli

323-468-2300

smtk@mkr-group.com

Simtek Corporate Contacts

Simtek Corporation

Brian Alleman, CFO

investorrelations@simtek.com